Filed in the Office of Secretary of State State Of Nevada Business Number E0241042005-4 Filing Number 20233600622 Filed On 11/1/2023 3:43:00 PM Number of Pages 2

Filed in the Office of	Business Number E0241042005-4
[signature]	Filing Number 20233600622
Secretary of State State Of Nevada	Filed On 11/1/2023 3:43:00 PM
	Number of Pages 2

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Celsius Holdings, Inc. Entity or Nevada Business Identification Number (NVID): E0241042005-4
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 100,000,000 shares of common stock, par value $0.001 per share.
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 300,000,000 shares of common stock, par value $0.001 per share.
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: See attachment which is made part hereof.
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: Not applicable.
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date: 11/13/2023 Time: 8:59 p.m. (must not be later than 90 days after the certificate is filed)
8. Signature: (Required)	X [signature] Signature of Officer — CFO Title — 11/01/23 Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.

CELSIUS HOLDINGS, INC.
Entity No. E0241042005-4

ATTACHMENT TO

CERTIFICATE OF CHANGE PURSUANT TO NRS 78.209

Each share of common stock, par value $0.001 per share, of the corporation ("Common Stock") issued and outstanding at the effective date and time set forth on the Certificate of Change (the "Record Date") shall be subdivided into three (3) fully paid and non-assessable shares of Common Stock without surrender for exchange or cancellation of any certificates for Common Stock of the Company held by stockholders on such effective date and at such time, and each holder of Common Stock of record as of the Record Date, shall be entitled to receive, as soon as practicable thereafter, and without surrender of any certificates for its shares, two additional newly-issued, fully-paid and non-assessable shares of Common Stock for each share of Common Stock held by such stockholder on the Record Date, by book entry or issuance of one or more certificates representing such additional shares.